Exhibit 21.1
EXHIBITS
EXHIBIT 21.1
HARVEST NATURAL RESOURCES, INC.
LIST OF SUBSIDIARIES

Jurisdiction
Name	of Incorporation
Harvest-Vinccler Dutch Holding B.V.*	The Netherlands

HNR Energia B.V.	The Netherlands
     The names of certain subsidiaries have been omitted in reliance upon Item 601(b)(21)(ii) of Regulation S-K.

*	All subsidiaries are wholly-owned by Harvest Natural Resources, Inc., except Harvest-Vinccler Dutch Holding B.V. which is indirectly owned 80 percent by Harvest Natural Resources, Inc.